Exhibit 99.1

AMENDMENT NO. 1 TO LICENSE AGREEMENT

This Amendment No. 1 to the License Agreement (“Amendment”) is entered into and effective as of January 1, 2009 (“Amendment Effective Date”) by and among, on the one hand, DreamWorks Animation LLC, a Delaware limited liability company (“DWA”), and, on the other hand, DW II Management, Inc., a Delaware corporation (“Spielberg Entity”), and Steven Spielberg, an individual (“Spielberg”), and is made with reference to the following facts.

A. DWA, Spielberg Entity and Spielberg have entered into that certain License Agreement with an effective date of January 1, 2009 (the “License Agreement”), pursuant to which DWA has granted to Spielberg Entity certain rights with respect to Licensed Marks (as defined in the Licensed Agreement), including the right to grant a sublicense to Holding Company (as defined in the License Agreement).

B. The parties now wish to amend the License Agreement to permit Spielberg Entity to grant additional sublicenses to entities wholly-owned and controlled by Spielberg (collectively “Additional Spielberg Entities”, and each an “Additional Spielberg Entity”), to permit the Additional Spielberg Entities to use the Licensed Marks as further described herein.

THEREFORE, the parties hereby agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined in this Amendment have the meanings ascribed to them in the License Agreement. The following terms have the following meanings:

1.1.	“Greenlight Authority,” as used in this Amendment (and only for such purposes and not for any other purpose in the License Agreement), means the personal authority required to cause an Additional Sublicensee (as defined below) to undertake the following activities:

(a) the financing and production of the Licensed Goods and/or Licensed Services with which the Licensed Marks are to be used under an Additional Sublicense (as defined below), or

(b) the procurement of financing from a third party for the Licensed Goods and/or Licensed Services with which the Licensed Marks are to be used under an Additional Sublicense.

2.	Additional Sublicenses.

2.1.	Notwithstanding anything to the contrary contained in the License Agreement, and subject to the terms and conditions of this Amendment and the License Agreement, Spielberg Entity may grant (in the form of a written sublicense agreement) additional sublicenses (collectively “Additional Sublicenses”, and each an “Additional Sublicense”) to Additional Spielberg Entities (collectively “Additional Sublicensees”, and each an “Additional Sublicensee”) to use the Licensed Marks (but not including the Non-SKG Mark, except as expressly set forth in Section 2(a) of the License Agreement) subject to DWA’s prior written consent in its sole discretion of each such Additional Sublicensee and the terms of each such Additional Sublicense (including, but not limited to, the specific Licensed Goods and/or Licensed Services with which the Licensed Marks are to be used thereunder).

2.2.	Each written sublicense agreement shall contain at least the terms set forth in Schedule D of the License Agreement as are applicable to the Licensed Goods and/or Licensed Services with which the Licensed Marks are to be used thereunder and shall otherwise comply with the terms of this Amendment and the License Agreement.

2.3.	Each Additional Sublicensee shall be deemed a Sublicensee and each Additional Sublicense shall be deemed a Sublicense for all purposes under the License Agreement (and, accordingly, all of Spielberg Entity’s obligations with respect to Sublicensees and Sublicenses under the License Agreement shall apply to, respectively, each Additional Sublicensee and each Additional Sublicense).

3.	Amblin Films Sublicense.

3.1.	Subject to the terms and conditions of this Amendment and the License Agreement (as amended hereby), DWA hereby approves Amblin Films (“Amblin”) as an Additional Sublicensee to use the Licensed Marks (but not including the Non-SKG Mark, except as expressly set forth in Section 2(a) of the License Agreement) in connection with the production, distribution and other exploitation of Television Motion Pictures, provided that:

(a) Amblin constitutes an Additional Spielberg Entity;

(b) The Licensed Marks are used only in connection with Television Motion Pictures that are Live-Action Motion Pictures or Hybrid Motion Pictures;

(c) The Licensed Marks are used only in connection with Television Motion Pictures on which Spielberg has personally exercised Greenlight Authority on an individual and specific basis;

(d) The Licensed Marks are used only in connection with Television Motion Pictures that are produced, acquired or financed by Amblin either alone or jointly with a third party;

(e) The Licensed Marks are not used in connection with Television Motion Pictures released or marketed as a Walt Disney picture or using any Disney Mark (other than to the extent expressly permitted under Paragraph 6(f) of the License Agreement); and

(f) The Licensed Marks are used only in connection with Television Motion Pictures which have been approved in advance in writing by DWA pursuant to Section 7(a) of the License Agreement.

4.	Termination.

4.1.	In the event that Spielberg Entity becomes aware that any Additional Sublicensee has materially breached any provision of its Additional Sublicense, Spielberg Entity shall promptly issue a thirty (30) day termination notice to such Additional Sublicensee, and if such Additional Sublicensee does not cure such breach within thirty (30) days of such notice, Spielberg Entity shall immediately terminate such Additional Sublicense.

4.2.	In addition, and without limitation of the termination provisions of the License Agreement, Spielberg Entity shall, as directed by DWA, immediately terminate an Additional Sublicense if:

(a) Its respective Additional Sublicensee ceases to be wholly-owned and controlled by Spielberg (either directly or through sole ownership and control by another entity that is wholly owned and controlled by Spielberg),

(b) Its respective Additional Sublicensee undergoes a Change of Control,

(c) Spielberg ceases to have Greenlight Authority over each and every Licensed Good and/or Licensed Service thereunder, or

(d) Spielberg dies or Spielberg has a physical or mental incapacity that impairs his ability to exercise Greenlight Authority over each and every Licensed Good and/or Licensed Service thereunder for a period of three (3) months or longer.

5.	No Other Amendments; Entire Agreement. Except as expressly provided in this Amendment, the License Agreement remains in full force and effect. This Amendment together with the License Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. In the event of any conflict between this Amendment and the License Agreement, this Amendment shall prevail.

WHEREFORE, the parties have executed this Amendment as of the Amendment Effective Date by the signature below of their duly-authorized representatives.

DW II MANAGEMENT, INC.		DREAMWORKS ANIMATION LLC

By:	/s/ Steven Spielberg	By:	/s/ Andrew Chang

Name:	Steven Spielberg	Name:	Andrew Chang

Position:	President	Position:	General Counsel

STEVEN SPIELBERG

/s/ Steven Spielberg

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